Exhibit 10.52

FOURTH AMENDMENT TO PURCHASE AND SALE

AGREEMENT WITH JOINT ESCROW INSTRUCTIONS

This FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT WITH JOINT ESCROW INSTRUCTIONS (the “Amendment”) is made as of August 27, 2003 by and between UNIFIED WESTERN GROCERS, INC., a California corporation (the “Seller”), and THE ALAMO GROUP, INC., a California corporation (the “Buyer”), who agree as follows:

1. Recitals. This Amendment is made with reference to the following facts and circumstances:

(A) The Seller and the Buyer are parties to a Purchase and Sale Agreement With Joint Escrow Instructions made as of June 19, 2003, as modified by an Addendum to Purchase and Sale Agreement With Joint Escrow Instructions (the “Addendum”) made as of June 25, 2003, a First Amendment to Purchase and Sale Agreement With Joint Escrow Instructions made as of July 31, 2003, a Second Amendment to Purchase and Sale Agreement With Joint Escrow Instructions made as of August 15, 2003 and a Third Amendment to Purchase and Sale Agreement With Joint Escrow Instructions made as of August 22, 2003 (collectively, the “Agreement”).

(B) The Seller and the Buyer desire to amend the Agreement to extend the Cancellation Period during which the Buyer may elect to cancel all or a portion of the transaction, to extend the Closing Date, and to make certain other amendments and agreements as set forth in this Amendment.

2. Defined Terms. Capitalized terms used but not otherwise defined in this Amendment have the meanings given to them in the Agreement.

3. Amendments. The Agreement is amended as follows:

(A) The first sentence of Section 7.1 of the Agreement is amended in its entirety to read as follows:

“Buyer will have the option, in its sole discretion, to cancel the transaction contemplated hereby and terminate this Agreement as to all (but not less than all) of the Category A Locations and/or all (but not less than all) of the Category B Locations by the giving of written notice of cancellation at any time following the opening of the Escrow and on or before August 29, 2003 (the ‘Cancellation Period’).”

(B) Section 5.3 of the Agreement is amended in its entirety to read as follows:

“Subject to the terms of Section 16.3, the closing of the transactions contemplated by this Agreement shall occur on September 15, 2003, or such earlier or later date as is mutually agreed on in writing by the Parties (the ‘Closing Date’).”

(C) Paragraph 2 of the Addendum is amended in its entirety to read as follows:

“Notwithstanding the provisions of Section 1.3 of the Agreement to the contrary, the Parties desire to provide for a different closing schedule and for certain other agreements respecting the Category A Location designated on Exhibit ‘A’ to the Agreement as ‘North Highlands, CA’ (the ‘North Highlands Location’). As such, the Parties agree as follows respecting the North Highlands Location:

“(a) The Parties acknowledge that the Buyer is presently a party to an agreement and is in escrow with the owner (the ‘Owner’) of the shopping center containing the North Highlands Location (the ‘North Highlands Shopping Center’) pursuant to which the Buyer may acquire fee ownership of the North Highlands Shopping Center. The closing of that escrow and the purchase of the North Highlands Shopping Center is presently scheduled to occur on October 15, 2003, or such earlier of later date as the Buyer and the Owner may agree (the ‘North Highlands Acquisition Date’).

“(b) Notwithstanding any other provision of the Agreement to the contrary, the Closing Date under the Agreement for purposes of the North Highlands Location shall occur on the North Highlands Acquisition Date if, but only if, the North Highlands Acquisition Date occurs no later than October 31, 2003 (the ‘Outside Date’). If the North Highlands Acquisition Date does not occur by the Outside Date, then the North Highlands Location and its related Assets will be transferred to the nominee of the Buyer which is purchasing (or has purchased) the balance of the Category A Locations if the terms and conditions of the Agreement for transfer of the balance of the Category A Locations to such nominee have been satisfied, including, without limitation, the condition of Section 12.1 (b) of the Agreement. Such transfer will be for the North Highlands Price as defined and calculated in Paragraph 2(d) below. Such transfer and the Closing Date as it relates to such transfer will occur no later than November 14, 2003, unless the Seller is unable to obtain the Landlord Consent for the transfer of the North Highlands Location to the nominee prior to that date, in which event the North Highlands Location and its related Assets will be deemed to be Excluded Assets and will be eliminated from the transactions contemplated by the Agreement.

“(c) The Inspection Period for purposes of the North Highlands Location shall be deemed to have expired as of the date of this Addendum and (i) Buyer shall be deemed to have approved of all matters which might have been disapproved by Buyer under Section 6.2(a) of the Agreement and (ii) shall be deemed to have waived its right to give a Notice of Objection with respect to all matters which might have been objected to by Buyer under Section 6.3 of the Agreement.

“(d) For the Assets (exclusive of the Liquor License) relating to the North Highlands Location, Seller shall pay to Buyer the sum of $700,000 (the “North Highlands Price”), and the Category A Price as the same relates to all Category A Locations other than the North Highlands Location is reduced by $700,000. Further, from and after September 1, 2003 and until the Closing Date applicable to the North Highlands Location under Paragraph 2(b) above, the North Highlands Price shall be reduced by the full amount of the monthly rental paid by Seller under the Lease relating to the North Highlands Location during such time period.

“(e) If Buyer or any ‘Affiliate’ of Buyer (as defined below) acquires fee simple ownership of the North Highlands Shopping Center and/or acquires all or any part of the right, title or interest of the landlord under the Lease relating to the North Highlands Location (whether by operation of law or otherwise), then Seller shall thereupon automatically be released from all liabilities and obligations under that Lease arising from and after the date of such acquisition. Without limiting the foregoing, Buyer agrees to deliver to Seller such agreements and documentation evidencing any such release as is reasonably acceptable to Seller. As used in this Addendum, the term “Affiliate” means any person or entity which controls, is controlled by, or is under common control with, Buyer or any shareholder of Buyer and includes, without limitation, any person or entity which beneficially owns any interest in any of the shares of Buyer and any entity the shares or other equity interests of which are owned in whole or in part by Buyer or any shareholder of Buyer.”

4. Termination as to Category B Locations. Pursuant to Section 7.1 of the Agreement, the Buyer terminates the Agreement as to all of the Category B Locations and the Seller acknowledges and agrees to such termination.

5. Acknowledgement Regarding Inspections. The Buyer acknowledges that it has performed (or has had the complete opportunity to perform) all Inspections pursuant to Section 6.3 of the Agreement regarding the Category A Locations which the Buyer desires to perform, and the Buyer acknowledges that it is completely satisfied with the results of such Inspections. Accordingly, the Buyer waives all right to object to any matters disclosed by (or which might have been disclosed by) such Inspections and waives all right to give any Notice of Objection pursuant to Section 6.3 of the Agreement respecting any of the Category A Locations.

6. Agreement Remains in Effect. Except as amended by this Amendment, the Agreement remains unmodified and in full force and effect.

The parties have caused this Amendment to be duly executed by their respective duly authorized officers or agents as of the date first set forth above.

UNIFIED WESTERN GROCERS, INC., a California corporation		THE ALAMO GROUP, INC., a California corporation

By:	/s/ ROBERT M. LING, JR.	By:	/s/ DONALD F. GAUBE
	Robert M. Ling, Jr., Executive Vice		Donald F. Gaube, President
President and Corporate Secretary

By:	/s/ GARY C. HAMMETT	By:
Gary C. Hammett
	Vice President - Real Estate	, Secretary
(Print Name)